Praxair, Inc. and Subsidiaries

EXHIBIT 10.28a

PERFORMANCE SHARE UNIT AWARD
UNDER THE
AMENDED AND RESTATED 2009 PRAXAIR, INC.
LONG TERM INCENTIVE PLAN

Effective as of [___] (the “Grant Date”), [___] (the “Participant”) is hereby granted the following Performance Share Unit Award under the Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan, which are incorporated herein by reference, and those set forth below. The Plan shall control in the event of any conflict between the terms and conditions of the Plan and those set forth in this Award.
This Award has been conveyed and will be managed online, and the Participant’s online acceptance and acknowledgement of this Award constitutes his or her acceptance of all of the terms and conditions of the Plan and this Award. A copy of the Plan has been made available to the Participant, and the Participant hereby acknowledges that he or she has read and understands the Plan and this Award.
Capitalized terms used herein and not defined shall have the meanings set forth in the Plan, as the same may be amended from time to time. For purposes of this Award, Praxair, Inc. (the “Company”) and its Subsidiaries are collectively referred to herein as “Praxair.”

1.
Award of Performance Share Units, Performance Measure and Performance Period. The Participant is hereby granted an Award of [___] notional “Performance Share Units” (the “Award”). A Performance Share Unit is a bookkeeping entry which is intended to be equal in value to a single Share. For purposes of this Award, [___] Performance Share Units are considered the Participant’s “Target Amount.” Except as otherwise provided herein, the payment due in settlement of the Participant’s vested Award shall be made in the form of Shares, with the number of Shares payable determined by reference to the Company’s cumulative earnings per share (“EPS”) growth for the [___]-year period commencing on [__] and ending on [___] (the “Performance Period”) as set forth below. For purposes of this Award, EPS shall mean the Company’s adjusted diluted EPS as reported in its quarterly and annual Consolidated Financial Statements and the related Notes, which may be adjusted in the discretion of the Committee as it deems appropriate to eliminate the after-tax effects of any acquisition, divestiture, restructuring, other corporate transaction, accounting charges or any other extraordinary, unusual or non-recurring item, in each case, occurring during the Performance Period.

2.	Vesting of Award; Treatment upon Termination of Service; Change in Control.

a.
Vesting Generally. Except as otherwise provided in this Section 2, this Award shall, subject to the satisfaction of the Condition to Payment set forth in Section 3.a., vest on the [___] anniversary of the Grant Date, provided that: (i) the Participant has remained continuously employed by Praxair at all times from the Grant Date through the third anniversary of the Grant Date (a Participant who is employed by a Subsidiary shall be deemed to have terminated employment by action of Praxair other than for cause for purposes of this Award at such time as the employing entity ceases to be a Subsidiary); and (ii) the Company’s cumulative EPS growth for the Performance Period meets the minimum threshold Performance Goal for payout set forth in Section 3.b. Payment with respect to such vested Award shall be determined and made in accordance with Section 3.b.

b.	Death or Disability. Notwithstanding any provision of this Section 2 to the contrary, if after the Grant Date, but prior to the third anniversary of the Grant Date:

(i)	the Participant’s employment with Praxair terminates by reason of the Participant’s death; or

(ii)	the Participant becomes Totally and Permanently Disabled while employed by Praxair;
this Award shall become immediately vested and payment with respect to such vested Award shall be determined and made in accordance with Section 3.c. For purposes of this Award, a Participant shall be “Totally and Permanently Disabled” if the Participant is determined by Praxair to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

c.
Termination by Action of Praxair Other than for Cause, or Termination After Attaining Certain Age and Service Requirements. Notwithstanding any provision of this Section 2 to the contrary, in the event the Participant’s employment with Praxair terminates on or after the first anniversary of the Grant Date, but prior to the third anniversary of the Grant Date, by reason of the Participant’s:

(i)	termination of employment by action of Praxair other than for cause and not due to the Participant’s Total and Permanent Disability; or

(ii)
termination of employment with Praxair, other than for cause and not due to the Participant’s Death or Total and Permanent Disability, after: (a) attaining age 65; (b) attaining age 62 and completing at least ten (10) years of employment with Praxair; or (c) having accumulated 85 points, where each year of the Participant’s age and each year of employment with Praxair count for one point, this Award shall vest on the third anniversary of the Grant Date, provided that both the Condition to Payment set forth in Section 3.a. is satisfied and the Company’s cumulative EPS growth for the Performance Period meets the minimum threshold Performance Goal for payout set forth in Section 3.b. Payment with respect to such vested Award shall be determined and made in accordance with Section 3.b. For purposes of this Award, the Participant’s termination by action of Praxair for cause, shall include, but not be limited to, the Participant’s termination by action of Praxair for violation of Praxair’s Standards of Business Integrity (or any superseding integrity policy) or poor performance.

d.
Change in Control. Notwithstanding any provision of this Section 2 to the contrary, in the event of a Change in Control occurring prior to the [___] anniversary of the Grant Date, payment with respect to this Award shall be determined and made in accordance with Section 3.d. and this Award shall be subject to time-based vesting through the [___] anniversary of the Grant Date, provided, however, that in the event the Participant’s employment with Praxair or any successor thereto is terminated (a) by action of Praxair other than for Cause or (b) by the Participant with Good Reason, in each case, within two (2) years following the Change in Control, this Award, to the extent not previously vested, shall become immediately vested.

(i)
For purposes of this Section 2.d., “Cause” shall have the meaning set forth in the Participant’s employment agreement or severance compensation agreement, in either case, as in effect immediately before the Change in Control, provided, however, that in the absence of any such agreement or in the event that such agreement does not contain a definition of “Cause,” Cause shall include, but not be limited to, violation of Praxair’s Standards of Business Integrity (or any superseding integrity policy) or poor performance.

(ii)
For purposes of this Section 2.d., “Good Reason shall have the meaning set forth in the Participant’s employment agreement or severance compensation agreement, in either case, as in effect immediately before the Change in Control, provided, however, that in the absence of such any such agreement or in the event that such agreement does not contain a definition of “Good Reason,” Good Reason shall mean, without the Participant’s express written consent, (a) a reduction in the annual rate of base salary as in effect immediately prior to the date of the Change in Control or as the same may be increased from time to time thereafter, unless such reduction is part of a policy, program or arrangement that is applicable on a nondiscriminatory basis to the Participant and other similarly situated executives employed by Praxair or its successors or (b) the assignment of any duties or responsibilities or diminution of duties or responsibilities which in the Participant’s reasonable judgment are inconsistent with the Participant’s status or position with Praxair in effect immediately prior to the Change in Control, provided, however, that Good Reason shall not exist unless the Participant provides Praxair with a notice of termination not later than 60 days after the occurrence of the event giving rise to Good Reason and Praxair fails to remedy such condition to the Participant’s reasonable satisfaction within 30 days of such notice.

e.
Materially Adverse and Unforeseen Market Conditions. Notwithstanding any provision of this Section 2 to the contrary, in the event that upon the completion of the Performance Period, it is determined by the Committee that the Condition to Payment set forth in Section 3.a. was not met and the Company’s cumulative EPS growth for the Performance Period:

(i)
does not meet the minimum threshold Performance Goal for payout set forth in Section 3.b. as a result of materially adverse and unforeseen market conditions beyond the control of the Company and its employees, officers and directors occurring during the Performance Period; and

(ii)
exceeds the average cumulative growth in operating earnings of the companies listed in the materials sector (Global Industry Classification Standard 15) of the S&P 500 index for the same Performance Period;

then, to the extent not previously vested pursuant to Sections 2.b. or 2.d., or forfeited in connection with the Participant’s termination of employment with Praxair pursuant to Section 2.f.(i), this Award shall vest on the third anniversary of the Grant Date unless otherwise determined by the Committee in its sole discretion, and payment with respect to such vested Award will be made in accordance with Section 3.e.

f.	Forfeiture of Award.

(i)
In the event the Participant’s employment with Praxair terminates for any reason other than those specifically set forth in Sections 2.b. or 2.c. prior to the [___] anniversary of the Grant Date and before the occurrence of a Change in Control, this Award shall be immediately forfeited.

(ii)
Absent the occurrence of a Change in Control occurring prior to the [___] anniversary of the Grant Date, and to the extent not previously forfeited pursuant to Section 2.f.(i), this Award shall be immediately forfeited as of the end of the Performance Period if: (1) the Condition to Payment set forth in Section 3.a. is not satisfied; (2) the Company’s cumulative EPS growth for the Performance Period does not meet the minimum threshold Performance Goal for payout set forth in Section 3.b. and the Committee determines that Section 2.e. does not apply; or (3) the Committee determines that Section 2.e. does apply but exercises its discretion pursuant to such Section not to vest the Award.

(iii)	In the event this Award is forfeited for any reason, no payment shall be made in settlement of the Award.

3.	Condition to Payment of Award; Payment of Vested Award.

a.
Condition to Payment of Award. Except in connection with the events described in Sections 2.b, 2.d. or 2.e., the vesting of the Award and the payment of Shares with respect to the Award are subject to the achievement of one or more pre-established objective Performance Measures set forth in Section 12.1 of the Plan, which shall be determined by the Committee no later than the 90th day after the beginning of the Performance Period (the “Condition to Payment”). If the Condition to Payment is achieved, the actual number of Shares to be awarded under the Award shall be determined as set forth in this Section 3.

b.
Performance Goal and Determination of Amount of Payment. Except as otherwise provided in this Section 3, the number of Shares payable in settlement of the Participant’s vested Award shall be determined by reference to the Company’s cumulative EPS growth for the Performance Period in accordance with the table below, and may range from 0% to 200% of the Participant’s Target Amount. Each Performance Share Unit is equivalent to one Share. Payouts will be interpolated if the cumulative EPS growth attained for the Performance Period falls between the Threshold and Maximum percentages specified in the table, and will be rounded down to the nearest whole number of Shares. The payment of Shares pursuant to this Section 3.b. will be made as soon as practicable after the date the Award becomes vested, but in no event later than December 31, [___].

Cumulative EPS Growth For Performance Period	EPS Target (based on January 1, 201__ EPS of $[insert])	Payout as Percentage of Target Amount
Less than [__%]	[$__] or less	0%
[__%] (Threshold)	[$___]	50%
[__%] (Target)	[$___]	100%
[__%] or More (Maximum)	[$___] or more	200%

c.
Determination of Amount of Payment Following Death or Total and Permanent Disability. In the event the Participant becomes vested in this Award by reason of his or her death or Total and Permanent Disability in accordance with Section 2.b., this Award shall be settled by payment of a number of Shares equal to the Participant’s Target Amount as soon as practicable following the date the Award becomes vested, but in no event later than March 15th of the year following the year in which the Award becomes vested.

d.
Determination of Amount of Payment Following a Change in Control. In the event of a Change in Control occurring prior to the [___] anniversary of the Grant Date, the amount payable in settlement of this Award shall be the Participant’s Target Amount, or if greater, the percentage of the Participant’s Target Amount determined based on the achievement of the applicable performance goals as of the effective date of the Change in Control, as determined by the Committee in its sole discretion, and this Award shall vest in accordance with Section 2.d. Payment will be made as soon as practicable following the earlier of (i) the date the Participant’s employment is terminated by action of Praxair other than for Cause or by Participant with Good Reason or (ii) the third anniversary of the Grant Date. Notwithstanding any provision of this Award to the contrary, any amounts paid in settlement of this Award pursuant to this Section 3.d. shall be paid in Shares or such other form having a value equivalent to the Award amount payable, as may be authorized by the Committee in its sole discretion. All references to the Committee in this Section 3.d. shall mean the Committee as constituted immediately before the Change in Control.

e.
Determination of Amount of Payment Following Materially Adverse and Unforeseen Market Conditions. In the event this Award becomes vested as the result of materially adverse and unforeseen market conditions pursuant to Section 2.e., this Award shall be settled by payment of a number of Shares equal to 50% of the Participant’s Target Amount as soon as practicable after the date the Award becomes vested, but in no event later than [___].

4.	Other Terms and Conditions. It is understood and agreed that the Award evidenced hereby is subject to the following terms and conditions:

a.
Rights of Participant. Except as provided in Section 4.d., the Participant shall have no right to transfer, pledge, hypothecate or otherwise encumber the Award. Prior to the payment of Shares in satisfaction of this Award, the Participant shall have none of the rights of a stockholder of the Company with respect to the Award, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents. Notwithstanding any provision of the Plan or this Award to the contrary, Shares delivered in satisfaction of this Award shall be subject to applicable Praxair policies as from time to time in effect, including but not limited to, Praxair’s insider trading and Executive Stock Ownership Policies.

b.
No Right to Continued Employment. This Award shall not confer upon the Participant any right with respect to continuance of employment by Praxair nor shall this Award interfere with the right of Praxair to terminate the Participant’s employment.

c.
No Right to Future Awards. The selection of recipients of Awards under the Plan is determined annually on the basis of several factors, including job responsibilities and anticipated future job performance. The Participant’s selection to receive this Award shall in no way entitle him/her to receive, or otherwise obligate Praxair to provide the Participant, any future Performance Share Unit Award or other award under the Plan or otherwise.

d.	Transferability. This Award is not transferable other than:

(i)	in the event of the Participant’s death, in which case this Award shall be transferred to the Participant’s executor, administrator, or legal representative, or

(ii)	pursuant to a domestic relations order.

Any transfer of this Award, in whole or in part, is subject to acceptance by the Company in its sole discretion and shall be affected according to such procedures as the Company’s Chief Human Resources Officer may establish. The provisions of this Award, relating to the Participant, shall apply to this Award notwithstanding any transfer to a third party.

e.
Cancellation of Award. Notwithstanding any other provision of this Award, the Committee may, in its sole discretion, cancel, rescind, suspend, withhold, or otherwise limit or restrict this Award, and/or recover any gains realized by the Participant in connection with this Award, in the event any actions by the Participant are determined by the Committee to (i) constitute a conflict of interest with Praxair, (ii) be prejudicial to Praxair’s interests, or (iii) violate any non-compete agreement or obligation of the Participant to Praxair, any confidentiality agreement or obligation of the Participant to Praxair, Praxair’s applicable policies, or the Participant’s terms and conditions of employment.

f.
Clawback. This Award shall be subject to the clawback or recapture policy, if any, that Praxair may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that this Award be repaid to Praxair after it has been distributed or paid to the Participant.

5.
Tax Withholding. Upon the date of payment of the Award, Praxair will deduct from the number of Shares (or other form of payment, if applicable) otherwise due the Participant, Shares (or other form of payment, if applicable) having a Fair Market Value (or fair market value in the event of payment other than in Shares) sufficient to discharge all applicable federal, state, city, local or foreign taxes of any kind required to be withheld with respect to such payment, provided that, if Shares are so withheld, they shall be withheld only up to the minimum required tax withholding rates or such other rate that will not trigger a negative accounting impact on Praxair. In the alternative, Praxair shall have the right to require the Participant to pay cash to satisfy any applicable withholding taxes as a condition to the payment of the Award.

6.
Performance-Based Compensation. It is intended that all payments under this Award constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the Plan. This Award is to be construed and administered in a manner consistent with such intent.

7.
References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Award.

8.	Governing Law. This Award shall be governed by and construed in accordance with the laws of Connecticut, without giving effect to principles of conflict of laws.

9.
No Third Party Beneficiaries. Except as expressly provided in the Plan or herein, neither the Plan nor this Award will confer on any person other than Praxair and the Participant any rights or remedies under the Plan or hereunder.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its proper officer hereunto duly authorized, as of the day and year first hereinabove written.

Praxair, Inc.

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